Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 19, 2013
Registration Statement Nos. 333-189385 and
333-189385-01

$1.5Bln Ford Credit Auto Owner Trust 2013-D
Joint Leads: BNP, BofAML, SMBC	Co-Mgrs: BBS, UC, INESA
Selling Grp: Mischler, Loop

CL	$SIZE(MM)	WAL	PWIN	EXP	LGL	MDYS/FITCH	BENCH	YIELD	PRICE	CPN

A1	347.900	0.29	1-7	6/14	12/15/14	P-1/F1+		0.240	100.00000	0.24
A2	467.100	1.05	7-19	6/15	8/15/16	Aaa/AAA	EDSF + 18	0.460	99.99000	0.45
A3	471.600	2.25	19-37	12/16	4/15/18	Aaa/AAA	iSWPS + 21	0.673	99.99541	0.67
A4	110.200	3.37	37-45	8/17	2/15/19	Aaa/AAA	iSWPS + 31	1.115	99.99201	1.11
B	44.110	3.87	45-48	11/17	3/15/19	Aa1/AA	iSWPS + 55	1.545	99.99983	1.54
C	29.410	3.97	48-48	11/17	7/15/19	Aa3/A	iSWPS + 70	1.734	99.97024	1.72
D	29.410	3.97	48-48	11/17	5/15/20	A3/BBB		NOT OFFERED

BILL & DELIVER	:	BofAML	BBG TICKER	:	FORDO 13-D
REGISTRATION	:	A-1: 144A. A2-C: PUBLIC	EXPECTED RATINGS	:	Moody’s/Fitch

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.